Exhibit 99.1

FOR IMMEDIATE RELEASE	PRESS RELEASE

IHEARTCOMMUNICATIONS, INC. CLARIFIES PURPOSE OF

CONSENT SOLICITATIONS TO HOLDERS OF ITS FIVE SERIES OF PRIORITY

GUARANTEE NOTES AND SENIOR NOTES DUE 2021

San Antonio, TX, November 29, 2016 — iHeartCommunications, Inc. (the “Company”) today clarified the purpose of the six separate consent solicitations (the “Consent Solicitations”) with respect to a proposed amendment (the “Proposed Amendment”) to the indentures (the “Indentures”) governing its five series of priority guarantee notes and senior notes due 2021 (collectively, the “Notes”) that were launched on Monday, November 28, 2016.

The Proposed Amendment would amend each of the Indentures to allow the Company to conduct future exchange offers involving a consent or amendment to the relevant Indenture without registering them under the United States Securities Act of 1933, as amended, or the registration requirements of any other jurisdiction. This would provide the Company with the flexibility to make exchange offers to all holders of Notes that are either institutional accredited investors or non-U.S. persons (as defined in Regulation S under the Securities Act) in offshore transactions without having to incur the delay and expense associated with registering the debt or equity securities offered in such exchange offers with the Securities and Exchange Commission. If the Proposed Amendment is adopted, the Company would not be able to, nor does the Company seek to, exclude either institutional accredited investors or non-U.S. persons in offshore transactions from such exchange offers, so long as the Company would not need to register the exchange offers if made to such holders.

Each Consent Solicitation will expire at 5:00 p.m., New York City time, on December 7, 2016, unless extended or earlier terminated (the “Expiration Time”). Consents with respect to the applicable series of Notes may not be revoked after the Expiration Time.

The complete terms and conditions of each Consent Solicitation are set forth in Consent Solicitation Statements dated November 28, 2016 that were sent to holders of the Notes on such date. The terms and conditions of the Consent Solicitations have not been modified or otherwise amended from the original terms and conditions announced on November 28, 2016.

Moelis & Company LLC is acting as the solicitation agent for the Consent Solicitations. Global Bondholder Services Corporation is acting as the tabulation agent and information agent for the Consent Solicitations. Questions regarding the Consent Solicitations may be directed to Moelis & Company LLC at (877) 751-3389. Requests for Consent Solicitation Statements may be directed to Global Bondholder Services Corporation at (212) 430-3774 (for bankers and brokers) or (866) 470-3900 (for all others).

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

About iHeartMedia, Inc./iHeartCommunications, Inc.

iHeartMedia, Inc. (PINK: IHRT), the parent company of iHeartCommunications, Inc., is one of the leading global media and entertainment companies. The company specializes in radio, digital, outdoor, mobile, social, live events, on-demand entertainment and information services for local communities, and uses its unparalleled national reach to target both nationally and locally on behalf of its advertising partners. The company is dedicated to using the latest technology solutions to transform the company’s products and services for the benefit of its consumers, communities, partners and advertisers, and its outdoor business reaches over 35 countries across five continents, connecting people to brands using innovative new technology.

Media:

Wendy Goldberg

Executive Vice President - Communications

(212) 377-1105

Investors:

Eileen McLaughlin

Vice President - Investor Relations

(212) 377-1116